Exhibit 10.10

October 30, 2019

Jeffrey A. Townsend
4401 State Route 92 Highway
Smithville, MO 64089

Dear Jeff:

This letter shall serve to document the agreement between you and Cerner Corporation (“Cerner”) with respect to your new employment arrangement with Cerner, effective November 1, 2019. This arrangement will be in effect through June 30, 2020, at which time it will be reviewed to mutually determine continued need and effectiveness. If extended by mutual agreement, it will continue to be reviewed thereafter at least semi-annually.

Beginning November 1, 2019:

1.You will transition to a new position as Executive Senior Advisor focusing primarily on completion of the transition of your current projects and responsibilities, and then taking on such advising or consulting projects as requested from time to time by the Cerner Chief Executive Officer. It is expected that you will perform a minimum of 60 hours of work for Cerner per fiscal quarter.

2.As a result of this modified level and scope of responsibility, your new base salary, effective November 1, 2019, will be $100,000 per year to be paid on Cerner’s normal pay dates, less appropriate withholdings and payroll deductions. You will not be eligible to participate in the Cerner Corporation 2018 Performance Compensation Plan (“CPP”) beyond Q3 2019. Any amounts earned, but not yet paid, under your CPP agreements for Q3 2019 will be paid in accordance with the terms of such agreements.

3.Given the limited scope of your time and services as Executive Senior Advisor, it is agreed that your outstanding Cerner stock options, performance-based restricted stock unit awards, and time-based restricted stock units that have not vested as of November 1, 2019 will be forfeited and cancelled as of November 1, 2019. Any outstanding Cerner stock options that have vested as of November 1, 2019, will remain outstanding and exercisable pursuant to your grant agreements and the terms of the Cerner Corporation 2011 Omnibus Equity Incentive Plan, as amended, as long as you remain employed by Cerner and, considering that you are retiring, for a period of 12 months from the date that your employment and role as Executive Senior Advisor terminates. Each of the unvested grant instruments for any outstanding equity awards granted by Cerner to you are hereby deemed amended by the parties to effect the forfeiture of such unvested equity effective as of November 1, 2019. Given the limited scope of your time and services as Executive Senior Advisor, you will not be eligible for future stock option or other equity grants.

4.This letter agreement amends, supplements and is in addition to the terms and conditions set forth in the Employment Agreement you signed with Cerner effective October 30, 1989, as amended (collectively, your “Employment Agreement”). The terms and conditions of your Employment Agreement and your Cerner Mutual Arbitration Agreement dated November 24, 2015 shall remain in full force and effect, except to the extent modified hereby. Your Cerner Executive Severance Agreement dated effective as of September 11, 2017, shall be terminated and of no further force or effect as of November 1, 2019. To the extent any terms of this letter agreement conflict with the terms of your Employment Agreement, this letter agreement shall govern.

5.Subject to any premium adjustments based on your part-time status, your eligibility, coverage and benefits under Cerner’s group health plan, dental plan, and vision plan will continue as of November 1, 2019. You will receive a notification in Workday with details regarding any changes in premiums.

6.Eligibility, continued coverage and benefits under other Cerner benefits plans (e.g., associate stock purchase, flexible spending account, group life, long term care, disability, accidental death, etc.) are governed solely by the terms of those respective plans. Although you might have certain conversion rights, as a part-time associate you will generally not be eligible for such other benefit plans effective November 1, 2019.

We are very appreciative of the years of dedicated service and contributions you have made to Cerner and look forward to you continuing to provide valuable advise and counseling to Cerner under this modified employment arrangement. If you are in agreement with the terms of the letter agreement, please execute both copies, returning one to me for Cerner’s records, and keeping one for your personal records.

Sincerely,

/s/ Tracy Platt
Tracy Platt
Executive Vice President and Chief Human Resources Officer

Agreed and Acknowledged:

/s/ Jeffrey A. Townsend	10/30/19
Jeffrey A. Townsend	Date